Testing the Waters Materials Related to Series #MACALLAN2

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#MACALLAN2

MACALLAN 40 YEAR OLD WHISKY

THIS INITIAL OFFERING IS COMING SOON!

MACALLAN
40
MACALLAN
40

CURRENT VALUE: $30,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

DESCRIPTION OF SERIES 40 YEAR OLD MACALLAN WHISKY

Investment Overview

•Upon completion of the Series #MACALLAN2 Offering, Series #MACALLAN2 will purchase a 40 Year Old Macallan Sherry Oak 2016 Release Single Malt Scotch Whisky for Series #MACALLAN2 (The “Series 40 Year Old Macallan Whisky” or the “Underlying Asset” with respect to Series #MACALLAN2, as applicable), the specifications of which are set forth below.

•The Macallan was founded in 1824 in Scotland as one of the country’s first legally licensed distillers.

•Macallan is one of Scotland’s top three producers of single malt whisky and is renowned throughout the world for their high-quality scotch.

•The Underlying Asset is a 40 Year Old Macallan Sherry Oak 2016 Release Single Malt Scotch Whisky.

Asset Description

Overview & Authentication

•The Macallan distillery was founded by a barley farmer named Alexander Reid. “Farmers had been making whisky on their Speyside farms in the area for centuries, using their surplus barley during the quieter winter months.”

•In 1868, James Stuart took over the lease from Reid and rebuilt the facility.

•In 1892, Stuart sold Macallan to Roderick Kemp, a businessman who had already found success in the world of spirits.

•In 1954, Macallan added additional stills in a continuing effort to expand their facility.

•In 2000, Macallan launches “Exceptional 1,” their first single cask.

•In May 2018, Macallan opened a new £140 distillery featuring a “distinctive subterranean design.”

•Macallan places an emphasis on the type of cask used to age their whiskey. The Macallan website says: “With up to 80% of The Macallan’s final character and flavour determined by cask quality, the oak cask is the most prominent factor in ensuring and delivering the quality and style of our single malt.”

•The color of every Macallan whiskey is “100%” determined by the color of the cask’s wood in which they were matured.

•According to the Macallan website’s description of the Sherry Oak 40 Years Old 2016 Release: “In the spring of 2006, The Macallan Master Whisky Maker and his team were meticulously crafting the annual release of The Macallan 30 Years Old Sherry Oak. A total of 27 sherry seasoned oak casks had been carefully selected from 9 different years of distillation and laid down to mature. To begin the marrying stage – a significantly time-consuming element of the whisky-making approach adopted by The Macallan – most of the precious spirit from the 27 casks was combined and then filled into nine marrying casks at the customary marrying strength. But the instinct of the Master Whisky Maker led to a tenth cask being filled and laid back down. Already matured for three decades, the whisky in this refill butt was kept at its natural strength. When it reached 35 years of age in 2011 it was assessed again, and a conscious decision was made to allow the whisky to continue to mature and develop character. Finally, at 40 years of age, the time had come.”

•Macallan whiskies have been called “the Rolls Royce of single malts,” and “the Dom Perignon of Scotch.”

•According to the Macallan website, the Sherry Oak 40 Years Old 2016 Release exhibits an “Autumn Russet” color, a smoky scent accented with ginger, sherry, citrus, cinnamon, chocolate, and wood smoke. It is explained by Macallan to be “wonderfully smooth” on the palate and a “long, rich and warming” finish.

Notable Features

•The Underlying Asset is a 40 Year Old Macallan Sherry Oak 2016 Release Single Malt Scotch Whisky.

•The Underlying Asset was aged entirely in oloroso (type of Spanish sherry) casks.

•The Underlying Asset is 1 of 500 bottles produced, with 70 sent to the U.S.

Notable Defects

•The Underlying Asset exhibits wear consistent with its age.

Details

Series 40 Year Old Macallan Whisky
Alcohol	Whisky
Type	Single Malt
Country	Scotland
Region	Speyside
Rarity	1 of 500 bottles
Bottle Size	70 cl
Distillery	Macallan
Aged	40 Years
Alcohol Strength	45%
Cask	Sherry Oak

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 40 Year Old Macallan Whisky going forward.

#MACALLAN2 | $30K

COMPARABLE ASSET VALUE

ASSET VALUE
+194.4%

TRANSACTIONS
36

"Along with good company and good conversation, an extraordinary single malt Scotch whisky, like those from The Macallan, creates the perfect moment to appreciate life's finer things."

GQ

November 2021

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The
MACALLAN
40

#MACALLAN2 | *Visuals*

Of the 500 bottles produced of the 2016 release, only around 70 were delivered to the U.S.

LAUNCH GALLERY ›

#MACALLAN2 | *Timeline*

Jan. 1824	A barley farmer named Alexander Reid founds The Macallan Distillery.
Jan. 1868	Reid's lease is taken over by James Stuart, who rebuilds the facility.
Jan. 1892	A successful businessman with experience in spirits acquires Macallan from Stuart.
Jan. 1954	Macallan continues their expansion, adding additional stills to help keep up with demand.
Jan. 1976	#MACALLAN2 begins its maturation process.